Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 19, 2021, with respect to the consolidated financial statements of WSO Investments, Inc. as of August 28, 2020 and August 30, 2019 and for the years then ended contained in the Registration Statement and Prospectus of Whole Earth Brands, Inc. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Houston, Texas

June 9, 2021